EXHIBIT 10.120

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 30th day of May, 2001 (the "Effective Date"), by and among VISION TWENTY-ONE, INC., a Florida corporation, ("Vision 21"), MEC HEALTH CARE, INC., a Maryland corporation ("MEC"), BLOCK VISION, INC., a New Jersey corporation ("Block Vision"; Vision 21, MEC and Block Vision may be collectively referred to as the "Company"), and Andrew Alcorn (the "Executive").

WHEREAS, the Executive has served the Company as an executive officer and/or key employee of Vision 21 and Block Vision in accordance with the terms of an Employment Agreement dated August 1, 1999, as amended effective December 31, 1999, as thereafter amended and restated effective July 31, 2000 and as thereafter further amended effective November 10, 2000 (the "Original Agreement");

WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement and the Executive is willing to continue to serve in the employ of the Company for such period; and

WHEREAS, the Company and the Executive wish to further amend and restate the Original Agreement effective as of the Effective Date in accordance with the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
1. EMPLOYMENT

The Company hereby agrees to employ the Executive as President of the Company upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below. The Executive shall have such powers and responsibilities consistent with his position as President as the Chief Executive Officer may assign to him.

Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company. This shall include business travel by the Executive at a level consistent with the reasonable business needs of the Company consistent with past practice. If the Company elects to relocate the Executive's principal place of business outside of the central New Jersey area without the Executive's consent, the provisions of Section 5 (a) shall apply.

The Executive also agrees to serve as a member of the Board of Directors of the Company, if requested, for no additional compensation, during the term of this Agreement.
2. TERM OF AGREEMENT

The initial term (the "Initial Term") of employment under this Agreement shall be for a period of five years and five months, which Initial Term commenced on July 31, 2000and one-half (5 1/2) years and shall end on December 31, 2005. After the expiration of the Initial Term, the term of the Executive's employment hereunder may be extended by mutual consent of the parties hereto. The parties shall each endeavor to give to the other written notice of their intentions regarding renewal of this Agreement at least ninety (90) days prior to the expiration of the Initial Term, or any renewal term, and any such renewal shall be conditioned upon the execution and delivery of an appropriate amendment to this Agreement. If the Company does not offer the Executive the opportunity to renew this Agreement at the expiration of the Initial Term on terms at least as favorable as those in effect immediately prior to the expiration of the Initial Term, the Company shall be obligated to make a series of monthly payments to the Executive for twelve (12) months from the date of the expiration of the Initial Term. Each monthly payment shall be equal to one twelfth (1/12th) of the Executive's annual base salary in effect during the last twelve (12) months of the Initial Term.

Notwithstanding the foregoing, the Company shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the expiration of the Initial Term or any renewal term of this Agreement, as described in Section 5(d).

3. SALARY AND BONUS INCENTIVES

The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $275,000 per annum, payable in biweekly installments consistent with the Company's normal payroll schedule. The Executive's annual base salary during the term of this Agreement may be increased as deemed appropriate by the Board.

The Executive shall also be entitled to receive the following incentive bonuses from the Company:

(a) Covenant Compliance Bonus. The Executive shall be paid a compliance bonus (the "Covenant Compliance Bonus"), equal to ten percent (10%) of the Executive's annual base salary, if (i) the Company is in compliance with the covenants contained in Section 8 of the Amended and Restated Credit Agreement dated November 10, 2000, as amended March 31, 2001 (the "Credit Agreement") among the Company, the Bank of Montreal as Agent, and the other lenders party thereto (collectively, the "Lenders"), except for the covenants contained in Sections 8.25 and 8.26 of the Credit Agreement captioned "Minimum EBITDA" and "Interest Coverage Ratio," respectively, and (ii) the Company has maintained EBITDA and an interest coverage ratio as set forth on Schedule 3(b) annexed hereto (collectively, the "Covenants"). An amount equal to twenty-five percent (25%) of the Covenant Compliance Bonus shall be paid to the Executive for each fiscal quarter during which the Company either maintained compliance with the Covenants or the Lenders waived compliance with any one or more of the Covenants with which the Company was not in compliance. or the banks a party to the New Credit Agreement (collectively, the "Banks") waived compliance with the New Credit Facility Covenants. Each quarterly payment shall be made to the Executive within ten (10) days of the (i) delivery by the Company's Chief Financial Officer to the Lenders of the compliance certificate required under the Credit Agreement., or (ii) the Bank's waiver of the New Credit Facility Covenants. A copy of such compliance certificate shall also be delivered to the Compensation Committee of the Board at the time that it is provided to the Lenders.

(b) Performance Bonus. The Executive shall be paid a performance bonus (the "Performance Bonus") equal to the following percentage of the Executive's annual base salary (as in effect on the last day of the applicable fiscal year), if the following percentage of the EBITDA Target for the applicable fiscal year is achieved:

Percentage of Annual Base Salary	Percentage of EBITDA TARGET
20%	95-105%
25%	106-115%
35%	116-120%
40%	121-125%
50%	126% plus
If earned, the Performance Bonus shall be paid to the Executive within ninety (90) days of the end of the applicable fiscal year.
Unless revised by mutual consent of the Company and the Executive, the EBITDA Target for the fiscal years 2001 and 2002 shall be as follows:
Fiscal Year	EBITDA Target
2001	$6,589,000
2002	$7,867,000

The EBITDA Target for the fiscal years 2003, 2004 and 2005 will be determined by the Board of Directors.

For purposes hereof, EBITDA shall have the meaning given to such term in the Credit Agreement, except that (i) EBITDA shall be limited to the EBITDA of the Company's managed care division less general corporate overhead, and shall exclude EBITDA for the Company's ASC/RSC division, (ii) EBITDA shall be calculated before consideration of any bonus amounts earned pursuant to this Agreement or earned pursuant to any other agreement between the Company and an executive containing bonus arrangements similar to those contained in this Agreement, and (iii) EBITDA for fiscal year 2001 shall exclude the impact of the reversal of restructuring related accruals booked in fiscal year 2000 or earlier.

(c) Sale Bonus. The Executive shall be paid a sale bonus ( the "Sale Bonus") if the Company is sold pursuant to a merger, sale of assets or sale of stock as a result of the Company's inability, after commercially reasonable efforts are made, to refinance the Company's indebtedness to the Lenders under the Credit Agreement, other than due to the Company's default under the Credit Agreement, by the initial maturity of the Credit Agreement (hereinafter, a "Sale Event"), as follows: if the Sale Event occurs subsequent to the initial maturity of the Credit Agreement,second anniversary of the Effective Date but prior to the expiration of the Initial Term or any renewal term of this Agreement, the executive management team of the Company shall be entitled to receive an amount equal to two and one-half percent (2 1/2%) of the gross sales price realized by the Company from the Sale Event (the "Management Bonus"), and the Executive shall be entitled to receive an amount equal to twenty-one and 43/100 percent (21.43%) of the Management Bonus at the closing of the Sale Event. For purposes hereof, the following individuals shall constitute the executive management team of the Company: Mark Gordon, O.D.; Andrew Alcorn; Ellen Gordon; Richard Jones; and Howard Levin, O.D. If any of such individuals cease to be employed by the Company, the Chief Executive Officer of the Company may allocate such individual's percentage of the Management Bonus to another individual, or reallocate the Management Bonus among the remaining members of the executive management team named in this Section 3 (d), subject to the approval of the Board of Directors or the appropriate committee thereof.

4. ADDITIONAL COMPENSATION AND BENEFITS
The Executive shall receive the following additional compensation and welfare and fringe benefits:

(a) Stock Options. Pursuant to the terms of a separate Stock Option Agreement, the Executive shall be granted such number of stock options under the Vision 21 Stock Incentive Plan as the Board of Directors of Vision 21 shall deem appropriate. Such option grant shall be made to the Executive within a reasonable period of time, subject to shareholder approval of an amendment to Vision 21's Certificate of Incorporation increasing the number of authorized shares of Vision 21 common stock (the "Shareholder Approval"). Provided that there is no Change in Corporate Control as described in Section 6, the Company's postponement of the shareholders meeting and/or determination not to convene the shareholders meeting to obtain Shareholder Approval shall not be deemed to be a breach by the Company of its obligations under this Section 4 (a). Notwithstanding the foregoing, should the Company's inside directors determine to proceed with the shareholders meeting to obtain Shareholder Approval and the shareholders meeting is not convened because the Company's outside directors do not agree with such determination, the Company's failure to obtain Shareholder Approval shall be deemed to be a breach by the Company of its obligations under this Section 4 (a) if the Company does not have a sufficient number of shares of its common stock to reserve for issuance upon exercise of the stock options required to be granted to the Executive hereunder.

(b) Medical Insurance. During the term of this Agreement, the Company shall provide the Executive and his dependents, at no cost to them, with health insurance coverage on terms at least as favorable as those provided to the Executive under the Original Agreement. The Executive shall also be entitled to receive life and disability insurance coverage on the same basis as such coverage is made available to other executives from time to time.

(c) Business Expenses. The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company's business, including expenses for travel, entertainment of business associates service and usage charges for business use of cellular phones and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures. The Executive shall be entitled to use the use of a Company credit card for charging business expenses, in accordance with the Company's policy for executive employees.

(d) Automobile. The Company will provide the Executive with the use of a leased automobile. The Executive may select the make and model desired, up to a maximum monthly lease payment (including taxes) of $800. The Company will also cover the costs of routine maintenance, fuel and liability insurance for the leased vehicle. The Executive will be responsible for appropriately reporting his personal use of the vehicle for income tax purposes.

(e) Vacation and Other Absences. The Executive shall be entitled to six (6) weeks paid vacation during each year of this Agreement, in addition to such other paid absences, whether for illness, holidays, personal time or any similar purposes in accordance with the plans, policies, programs and practices of the Company established for senior executives of the Company from time to time.

In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other officers, and in such indemnification or liability insurance arrangements, welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees.

5. PAYMENTS UPON TERMINATION
Involuntary Termination.

(1) If the Executive's employment is terminated by the Company during the term of this Agreement, other than for (i) death, (ii) disability as described in Section 5 (b), (iii)"Cause" as described in Section 5 (c), or (iv) a voluntary termination by the Executive as described in this Section 5 (d), the Company shall be obligated to: (A) make a lump sum payment upon such termination to the Executive in an amount equal to the sum of the following: (i) the amount of the Executive's annual base salary paid during the twelve (12) months immediately preceding such termination; and (ii) the amount of the Covenant Compliance Bonus and Performance Bonus, if any, earned under Section 3 for the fiscal year immediately preceding such termination; and (B) commencing with the pay date immediately following such termination, pay to the Executive, in equal consecutive installments, paid in accordance with the Company's normal payroll schedule, but no less frequently than monthly, an amount equal to the Executive's annual base salary paid during the twelve (12) months immediately preceding such termination (the "Installment Termination Payments"). Each Installment Termination Payment shall be reduced by all amounts the Executive is then receiving as compensation for services performed in any position with any new employer (including a position as an officer, employee, consultant or agent, or self-employment as a partner or sole proprietor).

(2) If a "Change in Corporate Control" as described in Section 6 occurs, whether or not the Executive's employment with the Company is terminated following the Change in Corporate Control, the Company shall be obligated to make a lump sum payment upon such Change in Corporate Control to the Executive in an amount equal to the sum of the following: (i) the amount of the Executive's annual base salary paid during the twelve (12) months immediately preceding the Change in Corporate Control, multiplied by two (2); and (ii) the amount of the Covenant Compliance Bonus and Performance Bonus, if any, earned under Section 3 for the fiscal year immediately preceding the Change in Corporate Control (the "Change in Corporate Control Payment"). If the Executive's employment is terminated by the Company pursuant to Section 5 (a) (1) at any time subsequent to the occurrence of a Change in Corporate Control pursuant to Section 6 (b) (1), (2) or (4), the Company shall not be obligated to make the severance payments to the Executive pursuant to Section 5 (a) (1), provided that the Change in Corporate Control Payment was made to the Executive upon the Change in Corporate Control. If the Executive's employment is terminated by the Company pursuant to Section 5 (a) (1) at any time subsequent to the occurrence of a Change in Corporate Control pursuant to Section 6 (b) (3), the Company shall be obligated to make the severance payments to the Executive pursuant to Section 5 (a) (1) in accordance with its terms.

For purposes of this Section 5 (a) (1) and (2), if the termination or Change in Corporate Control occurs prior to August 1, 2001, the annual base salary amount used to calculate the severance payments due to the Executive hereunder shall be the annual base salary in effect on the Effective Date.

In addition to the other payments to be made to Executive in accordance with this Section 5 (a) (1) and (2), the Executive shall also receive such non-forfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

If the Company should, during the term of this Agreement, require the Executive to relocate his business office outside of the central New Jersey area, the Executive shall have the right, within sixty (60) days following this request, to resign from employment and have such resignation be deemed to be an involuntary termination triggering the severance provisions of this Section 5 (a).

If the Company defaults in its obligation to make any severance payments required to be paid under Section 5 (a) (1) or (2) or under Section 2: (i) the provisions of Section 10 shall be inoperable; (ii) the entire unpaid balance of the severance payments shall become immediately due and payable; and (iii) if the Executive prevails in any suit commenced by the Executive to collect such severance payments, all costs and expenses of such suit incurred by the Executive, including reasonable attorneys' fees, shall be paid by the Company to the Executive.

(b) Disability. The Company shall be entitled to terminate this Agreement, if the Board of Directors determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Company shall pay to Executive a monthly disability benefit equal to one twenty-fourth (1/24th) of his current annual base salary at the time he became permanently disabled. Payment of such disability benefit shall commence on the last day of the month following the date of the termination by reason of permanent disability and cease with the earliest of (i) the month in which the Executive returns to active employment, either with the Company or otherwise, (ii) the end of the Initial Term of this Agreement, or the current renewal term, as the case may be, or (iii) the twenty-fourth month after the date of the termination. Any amounts payable under this Section 5 (b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

(c) Termination for Cause. If the Executive's employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of deferred compensation or incentive plans maintained by the Company.

For purposes of this Agreement, the term "Cause" shall be limited to (i) any action by the Executive involving a willful material disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Chief Executive Officer of Vision 21 (other than any such failure resulting from the Executive's incapacity due to physical or mental disability). No termination shall occur under subsection (iv) of this Section 5 (c) unless the Executive shall have first received written notice from the Chief Executive Officer advising of the acts or omissions that constitute the failure to perform his duties, and such failure continues after he shall have had a reasonable opportunity, not to exceed thirty (30) days, to correct the acts or omissions complained of.

(d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the Initial Term or any renewal term of this Agreement, the amount the Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, and any nonforfeitable benefits already earned and payable to the Executive under the terms of any deferred compensation or incentive plans of the Company.

For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive resigns during the period of three months after the date (1) he is assigned to a position of lesser rank (other than for Cause, or by reason of permanent disability), (2) he is assigned duties materially inconsistent with his position, or (3) the Company breaches any of its material obligations hereunder.

6. EFFECT OF CHANGE IN CORPORATE CONTROL

(a) In the event of a Change in Corporate Control, the provisions of Section 5 (a) of this Agreement shall apply, and any stock options granted to the Executive under Vision 21's Stock Incentive Plan shall become immediately vested in full and exercisable in full.

(b) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

(1) The acquisition in one or more transactions of more than thirty percent (30%) of Vision 21's outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d) (3) of the Securities Exchange Act of 1934, as amended), excluding any Vision 21 Common Stock issued pursuant to acquisition(s) in connection with the restructuring of the Company's (i) credit facility with the Lenders in accordance with the Credit Agreement, or (ii) obligations to unsecured creditors in accordance with the Plan of Restructuring referred to in the Credit Agreement. at or about the time of the closing of the New Credit Agreement;

(2) Any merger or consolidation of Vision 21 into or with another corporation in which Vision 21 is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of Vision 21 into or with another corporation in which Vision 21 is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Vision 21 Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

(3) Any election of persons to the Board of Directors of Vision 21 which causes a majority of the Board of Directors of Vision 21 to consist of persons other than those persons who were members of the Board of Directors of Vision 21 on the Effective Date (hereinafter, the "Current Board"); provided that, a Change in Corporate Control shall not be deemed to have occurred if (i) there is a change in the majority of the Current Board as a result of nominations made by the Current Board or nominations made by persons who were themselves nominated by the Current Board, or (ii) there is a change in the Current Board resulting from any termination as a member of the Current Board by any executive of the Company either for Cause or due to such individual's desire to terminate his position on the Current Board.

(4) Any person or group of persons, successfully completes a tender offer for at least fifty-one percent (51%) of Vision 21's Common Stock; provided that, no acquisition of stock by any person in a public offering or private placement of Vision 21's common stock approved by the Board of Directors of Vision 21 in office immediately preceding the time of such transaction shall be considered a Change in Corporate Control.

(c) Notwithstanding anything else in this Agreement, the amount of severance compensation payable to the Executive as a result of a Change in Corporate Control under this Section 6, or otherwise, shall be limited to the maximum amount the Company would be entitled to deduct pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

7. DEATH

If the Executive dies during the term of this Agreement, the Company shall pay to the Executive's estate a lump sum payment equal to the sum of (i) the Executive's base salary accrued through the date of death, (ii) the total unpaid amount of any bonuses earned with respect to the fiscal year of the Company most recently ended, and (iii) an amount equal to twelve (12) months of the Executive's base salary at the rate in effect on the date of death. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation or other employee benefit plans maintained by the Company for other employees generally shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans. If the Company seeks to obtain insurance coverage to fund the Company's obligation to the Executive under subsection (iii) of this Section 7, the Executive shall cooperate with the Company in its efforts to obtain such coverage.

8. WITHHOLDING

The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9. PROTECTION OF CONFIDENTIAL INFORMATION

The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company's customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that he will not (except with the Company's prior written consent, subject to Board approval), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure. The provisions of this Section 9 shall not apply to the Executive's know how to the extent utilized by him in any subsequent employment that is not in violation of this Section 9.

The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company's reliance on and confidence in the Executive.

10. COVENANT NOT TO COMPETE

The Executive hereby agrees that he will not, either during the term of this Agreement or during the period of twenty-four (24) months from the time the Executive's employment under this Agreement is terminated, engage in any business activities on behalf of any enterprise which competes with the Company in any business in which the Company is now engaged or any other business in which the Company is actively engaged at the time of the termination. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant. Notwithstanding the foregoing, the Executive will not be considered to violate this covenant not to compete by reason of (i) employment with a full-service health maintenance organization, provided that the primary function of the Executive for such HMO is not related to a competitive business activity, or (ii) the ownership of no more than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business.

The Executive agrees that he shall not, at any time during the period of twenty-four months from the time his employment under this Agreement ceases (for whatever reason):

(i) solicit any employee or full-time consultant of the Company, or any individual who was an employee or full-time consultant of the Company during the six (6) month period preceding the Executive's termination of employment, for the purposes of hiring or retaining such employee or consultant; or

(ii) solicit any present or prospective client of the Company for the purpose of offering such client services or products that are similar to those the Company is actively engaged in providing at the time of the Executive's termination.

The Executive shall be automatically discharged from any obligations under this Section 10 if the Company breaches its obligations to the Executive under Section 2 or under Section 5 (a) (1) or (2) of this Agreement.

11. INJUNCTIVE RELIEF

The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any United States District Court or in any State court having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

12. SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13. BINDING EFFECT; COMPANY LIABILITY JOINT AND SEVERAL.

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Vision 21, MEC and Block Vision and each of Vision 21, MEC and Block Vision shall be jointly and severally liable to the Executive for all obligations imposed on the Company and owing to the Executive under this Agreement.

14. ENTIRE AGREEMENT

Upon execution of this Agreement by all of the parties hereto, the Original Agreement shall be deemed amended and restated as set forth in this Agreement. As of the Effective Date, this Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

15. GOVERNING LAW
This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.
IN WITNESS WHEREOF, each of Vision 21, MEC and Block Vision have caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.
VISION TWENTY- ONE, INC. /s/ Mark Gordon By:_________________________________ Name: Mark Gordon Title: Chief Executive Officer	MEC HEALTH CARE, INC /s/ Mark Gordon By__________________________________ Name: Mark Gordon Title: President
BLOCK VISION, INC. /s/ Audrey Weinstein By:__________________________________ Name: Audrey Weinstein Title: Senior Vice President	EXECUTIVE: /s/ Andrew Alcorn ____________________________________ Andrew Alcorn.
Schedule 3(b)

Minimum EBITDA. As of the last day of each fiscal quarter of the Company, the Company shall maintain EBITDA for the four fiscal quarters then ended of not less than:
FISCAL QUARTER ENDING ON OR ABOUT	MINIMUM EBITDA

12/31/00	$ 500,000
03/31/01	$1,500,000
06/30/01	$2,900,000
09/30/01	$4,600,000
12/31/01	$5,600,000
03/31/02	$6,300,000
06/30/02	$6,400,000
09/30/02	$6,500,000
12/31/02	$6,700,000
03/31/03	$6,700,000
06/30/03	$6,700,000
09/30/03 and thereafter	$6,700,000

; provided that EBITDA shall be calculated on December 31, 2000, for the one fiscal quarter then ended; on March 31, 2001, for the two fiscal quarters then ended; and on June 30, 2001, for the three fiscal quarters then ended.

Interest Coverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall maintain a ratio of (a) EBITDA for the four fiscal quarters of the Company then ended to (b) Interest Expense for the same four fiscal quarters of the Company then ended, of not less than:

FISCAL QUARTER ENDING ON OR ABOUT	INTEREST COVERAGE RATIO

12/31/00	.40 to 1.0
03/31/01	.65 to 1.0
06/30/01	.85 to 1.0
09/30/01	1.05 to 1.0
12/31/01	1.35 to 1.0
03/31/02	1.50 to 1.0
06/30/02	1.50 to 1.0
09/30/02	1.60 to 1.0
12/31/02	1.50 to 1.0
03/31/03	1.40 to 1.0
06/30/03	1.30 to 1.0
09/30/03 and thereafter	1.25 to 1.0

; provided that EBITDA and Interest Expense shall be calculated on December 31, 2000, for the one fiscal quarter then ended; on March 31, 2001, for the two fiscal quarters then ended; and on June 30, 2001 for the three fiscal quarters then ended.

For purposes hereof, the terms "EBITDA" and "Interest Expense" shall have the meanings given to such terms in the Credit Agreement.